                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Dayton Hudson Corporation
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

[LOGO]  DAYTON HUDSON CORPORATION
        777 Nicollet Mall
        Minneapolis, Minnesota 55402
        612/370-6948

                                                                April 18, 1996

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Dayton Hudson Corporation to be held in Minneapolis at The Children's Theatre on Wednesday, May 22, 1996, beginning at 9:30 a.m. I encourage you to attend. Whether or not you plan to attend the meeting, I urge you to vote your proxy.

     On behalf of your Board of Directors and employees, thank you for your continued support of Dayton Hudson.

                                        Sincerely,

                                        /s/ Bob J. Ulrich
                                        Robert J. Ulrich
                                        Chairman of the Board

[LOGO]  DAYTON HUDSON CORPORATION
        777 Nicollet Mall
        Minneapolis, Minnesota 55402
        Telephone: (612) 370-6948

Notice of Annual Meeting
of Shareholders
May 22, 1996

To Our Shareholders:

     The Annual Meeting of Shareholders of Dayton Hudson Corporation will be held at The Children's Theatre, Minneapolis Institute of Arts, 2400 3rd Avenue South, Minneapolis, Minnesota, on Wednesday, May 22, 1996, at 9:30 a.m., Central Daylight Time, for the following purposes:

     (1) To elect four directors for three-year terms.

     (2) To approve the appointment of Ernst & Young LLP as independent auditors.

     (3) To act upon any other business that may properly come before the meeting, including a shareholder proposal.

Holders of record of Common Stock and Series B ESOP Convertible Preferred Stock at the close of business on March 29, 1996 will be entitled to vote at the meeting and any adjournment thereof.

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE REPLY ENVELOPE PROVIDED AS SOON AS POSSIBLE. YOUR COOPERATION IN SIGNING AND RETURNING YOUR PROXY PROMPTLY WILL HELP AVOID FURTHER SOLICITATION EXPENSE TO YOUR CORPORATION.


                                        /s/ James T. Hale
                                            JAMES T. HALE
                                            Secretary


Approximate Date of Mailing of Proxy Material:
April 19, 1996

                          DAYTON HUDSON CORPORATION
               777 NICOLLET MALL, MINNEAPOLIS, MINNESOTA 55402

                               PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 22, 1996

     The Board of Directors of Dayton Hudson Corporation (the "Corporation") solicits the enclosed proxy for the Annual Meeting of Shareholders to be held at The Children's Theatre, Minneapolis Institute of Arts, 2400 3rd Avenue South, Minneapolis, Minnesota, on Wednesday, May 22, 1996, at 9:30 a.m., Central Daylight Time, and for any adjournment thereof. Shares represented by proxies in the form solicited will be voted. Proxies may be revoked at any time before being exercised by filing with the Secretary of the Corporation a proxy dated at a later time or a written revocation dated after the date of the proxy.

                             PROPOSAL NUMBER ONE
                            ELECTION OF DIRECTORS

     Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for the election of four nominees to serve as Class II directors for three-year terms expiring in 1999 and until their successors are elected. The four nominees are Livio D. DeSimone, Roger A. Enrico, William W. George and James A. Johnson.

     The Corporation's Restated Articles of Incorporation, as amended, provide that the business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than five nor more than twenty-one persons. Directors are divided into three classes. Directors of one class are elected each year for a term of three years. The Board of Directors currently consists of thirteen members, five of whom are Class I directors whose terms expire at the 1998 Annual Meeting, four of whom are Class III directors whose terms expire at the 1997 Annual Meeting, and four of whom are Class II directors whose terms expire at this Annual Meeting.

     The Board of Directors has no reason to believe that any of the nominees is not available or will not serve if elected. If for any reason any nominee becomes unavailable for election, the Board of Directors may designate substitute nominees, in which event the shares represented by the proxy cards returned to the Corporation will be voted for such substitute nominees, unless an instruction to the contrary is indicated on the proxy card.

     All of the nominees are now directors. All of the present directors were elected to the Board of Directors by the shareholders, except for Mr. Trujillo, Mr. Johnson and Mr. Sanger who were elected by the Board of Directors. The Board of Directors held seven meetings during the last fiscal year.

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Series B ESOP Convertible Preferred Stock of the Corporation present and entitled to vote on the election of directors is required for election to the Board of Directors of each of the four director nominees. For this purpose, a shareholder who abstains with respect to the election of directors is considered to be present and entitled to vote on the election of directors at the meeting, and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on the election of directors shall not be considered present and entitled to vote on the election of directors.

     Following is information regarding the nominees and directors, including information furnished by them as to their principal occupations and the number of shares of Common Stock of the Corporation beneficially owned by them as of April 1, 1996. See page 22 for stock ownership table.

                                                                                                      DIRECTOR
         NAME                     PRINCIPAL OCCUPATION AND OTHER INFORMATION                   AGE      SINCE
         ----                     ------------------------------------------                   ---    --------
       [PHOTO]
   RAND V. ARASKOG     Rand V. Araskog is Chairman of the Board and Chief Executive            64        1982
       Class I         Officer of ITT Corporation, a diversified multinational
Term expires in 1998   company. He served in the Office of the Secretary of Defense from 1954 to 1960. From 1960 to 1966, he worked in the
                       defense, space and aeronautical fields with Honeywell Inc. He joined ITT in 1966 and advanced through various management positions. He was elected Senior Executive Vice President and
                       Chief Operating Officer in 1978. He was elected President and
                       Chief Executive Officer in 1979 and Chairman in 1980. He is a
                       director of Alcatel Alstham, Dow Jones & Company, Inc., ITT
                       Corporation, ITT Educational Services, ITT Hartford, ITT
                       Industries, Rayonier, Inc. and Shell Oil Corporation.
                       (1)(3)(5)

       [PHOTO]
  LIVIO D. DESIMONE    Livio D. DeSimone is Chairman and Chief Executive Officer of 3M,        59        1987
       Class II        a diversified manufacturer. He joined 3M in 1957 and held various
  Nominee for term     international and domestic positions. He was elected Area Vice
  expiring in 1999     President, Latin America in 1975, Vice President in 1979 and Executive
                       Vice President in 1981. He was elected Chairman and Chief Executive
                       Officer in 1991. He is a director of Cargill, Incorporated, General
                       Mills, Inc., 3M and Vulcan Materials Corporation. (1)(2)(5)(6)

       [PHOTO]
   ROGER A. ENRICO     Roger A. Enrico is Chief Executive Officer of PepsiCo, Inc., a          51        1990
       Class II        domestic and international beverage and food business. He joined
  Nominee for term     PepsiCo in 1971 and advanced through various management positions
  expiring in 1999     including Vice President of Marketing at Frito-Lay, Area Vice
                       President/South Latin America for Pepsi-Cola International and President
                       of Frito-Lay/Japan for PepsiCo Foods International. He
                       was President and Chief Executive Officer of Pepsi-Cola
                       USA from 1983 to 1986 when he became President and Chief
                       Executive Officer of Pepsi-Cola Company. He was President
                       and Chief Executive Officer of PepsiCo Worldwide
                       Beverages from 1986 to 1990. He was Chairman and Chief
                       Executive Officer of Frito-Lay from 1990 to 1992. In
                       1992, he was elected Chairman and Chief Executive Officer
                       of PepsiCo Worldwide Foods. In 1993, he was elected Vice
                       Chairman of PepsiCo, Inc. and in 1994 Chairman and Chief
                       Executive Officer of PepsiCo Worldwide Restaurants. In
                       1996, he was elected Chief Executive Officer of PepsiCo.,
                       Inc. He is a director of A.H. Belo Corp., PepsiCo, Inc.
                       and The Prudential Insurance Company of America.
                       (1)(3)(5)

                                                                                                      DIRECTOR
         NAME                     PRINCIPAL OCCUPATION AND OTHER INFORMATION                   AGE      SINCE
         ----                     ------------------------------------------                   ---    --------

       [PHOTO]
  WILLIAM W. GEORGE    William W. George is President and Chief Executive Officer of           53        1993
       Class II        Medtronic, Inc., a therapeutic medical device company. He served
  Nominee for term     in the United States Department of Defense from 1966 to 1968
  expiring in 1999     and worked in the United States Department of the Navy from
                       1968 to 1969. From 1969 to 1978, he worked for Litton Industries,
                       Inc., serving as president of Litton Microwave Cooking
                       Products from 1973 to 1978. He was elected to various
                       officer positions at Honeywell, Inc. from 1978 to 1989,
                       including President, Europe from 1980 to 1983, President,
                       Industrial Automation & Controls from 1987 to 1988 and
                       President, Space & Aviation Controls from 1988 to 1989.
                       He was elected President and Chief Operating Officer of
                       Medtronic in 1989 and was elected President and Chief
                       Executive Officer in 1991. He is a director of Medtronic,
                       Inc., Toro Company and Valspar Corporation.
                       (1)(2)(4)

       [PHOTO]
    ROGER L. HALE      Roger L. Hale is President and Chief Executive Officer of Tennant       61        1982
       Class I         Company, an industrial equipment manufacturer. He is also Vice Chairman
Term expires in 1998   of the Executive Committee of the Board of Directors of the Corporation.
                       He joined Tennant in 1961. He was appointed Assistant to the President in 1963 and was elected Vice President and Director, Systems and
                       Corporate development in 1968. In 1972, he was elected Vice President,
                       International and in 1975, he was elected President and Chief Operating
                       Officer. He was elected Chief Executive Officer in 1976. He is a director of First Bank System, Inc. and Tennant Company. (1)(3)(5)(6)

       [PHOTO]
      BETTY RUTH       Betty Ruth Hollander is Chairman of the Board and Chief Executive       66        1986
      HOLLANDER        Officer of Omega Technologies, Inc., a manufacturer of scientific
      Class III        measurement and control devices and systems, technical publishing
Term expires in 1997   and industrial and commercial real estate development. She founded
                       Omega Engineering, Inc. and was elected President in 1962. She was elected Chairman and Chief Executive Officer of The Omega Group,
                       Inc. in 1978. She is a director of the People's Bank and the People's
                       Bank Trustees. (1)(3)(4)

                                                                                                      DIRECTOR
         NAME                     PRINCIPAL OCCUPATION AND OTHER INFORMATION                   AGE      SINCE
         ----                     ------------------------------------------                   ---    --------

       [PHOTO]
  MICHELE J. HOOPER    Michele J. Hooper is Corporate Vice President, International            44        1990
       Class I         Businesses, Caremark International, Inc., a health care company.
Term expires in 1998   She joined Baxter Healthcare Corporation in 1976 and served in various management positions before being named Vice President, Corporate
                       Planning for Baxter International in 1984. In 1988, she was elected
                       President of Baxter Healthcare Corporation, Canada. From 1991 to
                       1992 she was President, Alternate Site International, a unit of
                       Baxter Corporation. In 1992, she became President, International
                       Business Group, Caremark International, Inc. and in 1993, she became
                       Corporate Vice President, International Businesses, Caremark
                       International, Inc. She is a director of PPG Industries, Inc. (1)(2)(5)

       [PHOTO]
  JAMES A. JOHNSON     James A. Johnson is Chairman of the Board and Chief Executive Officer   52        1996
       Class II        of the Federal National Mortgage Association (Fannie Mae), a
  Nominee for term     Congressionally chartered financial services company. From 1977
  expiring in 1999     to 1981 he was Executive Assistant to Vice President Walter F. Mondale.
                       From 1981 to 1985 he was President of Public Strategies, a strategic consulting firm, and from 1985 to 1989 he was a managing director of Lehman Bros. In 1990, he was elected Vice Chairman of Fannie
                       Mae. In 1991, he was elected Chairman and Chief Executive Officer of Fannie Mae. He is a director of Fannie Mae, Kaufman and Broad
                       Home Corp. and United HealthCare Corporation. (1)(4)(5)

       [PHOTO]
    MARY PATTERSON     Mary Patterson McPherson is President of Bryn Mawr College. She         60        1988
      MCPHERSON        joined Bryn Mawr College as an Assistant, Fellow and Lecturer in
      Class III        1961. She became Assistant Dean in 1964, Associate Dean in 1969
Term expires in 1997   and Dean, Undergraduate College in 1970. She became an Associate
                       Professor in 1970. She was Acting President from 1976 to 1977 and became President in 1978. (1)(2)(4)(6)

       [PHOTO]
      STEPHEN W.       Stephen W. Sanger is Chairman of the Board and Chief Executive Officer  49        1996
        SANGER         of General Mills, Inc., a consumer food products company. He joined
       Class I         General Mills in 1974 and held a series of positions in marketing
Term expires in 1998   and management across the company's consumer food businesses. He served as President of the Big G Division, President of Yoplait
                       USA and General Manager of the New Business Development Division.
                       In 1991, he was elected Executive Vice President. In 1992, he was elected Vice Chairman. In 1993, he was elected President. In 1995, he was elected Chairman of the Board and Chief Executive Officer.
                       He is a director of Donaldson Company, Inc. and General Mills, Inc.
                       (1)(3)(5)

                                                                                                      DIRECTOR
         NAME                     PRINCIPAL OCCUPATION AND OTHER INFORMATION                   AGE      SINCE
         ----                     ------------------------------------------                   ---    --------
       [PHOTO]
      SOLOMON D.       Solomon D. Trujillo is President and Chief Executive Officer of          44        1994
       TRUJILLO        U S West Communications, a business of U S West that provides
      Class III        telecommunication services to customers in 14 Western and
Term expires in 1997   Midwestern states. He joined Mountain Bell in 1974 and held various management positions before being named Vice President and Chief
                       Executive Officer of Mountain Bell New Mexico in 1984. He
                       served as Vice President and General Manager of the Small
                       Business Services Market Unit of U S West from 1987 until he was elected President and Chief Executive Officer of U S West
                       Marketing Resources Group in 1992. He was elected President and Chief Executive Officer of U S West Communications
                       in 1995. (1)(3)(4)

       [PHOTO]
  ROBERT J. ULRICH     Robert J. Ulrich is Chairman and Chief Executive Officer of the          52        1993
      Class III        Corporation and Chairman and Chief Executive Officer of Target,
Term expires in 1997   a division of the Corporation. Mr. Ulrich began his retailing career as a merchandising trainee at Dayton's in 1967 and advanced through various management positions. In 1981, Mr. Ulrich was named Executive
                       Vice President of Dayton's and later that year was named President and Chief Executive Officer of Diamond's, a former operating company of the Corporation. In 1984, Mr. Ulrich was named President of the
                       Department Store Division. Later that year he was named President of Target. He became Chairman and Chief Executive Officer of Target in 1987. He was elected Chief Executive Officer and Chairman of the Corporation in 1994. (1)

       [PHOTO]
    JOHN R. WALTER     John R. Walter is Chairman and Chief Executive Officer of R.R.           49        1991
       Class I         Donnelley & Sons Company, a provider of printing and printing related
Term expires in 1998   services. He joined R.R. Donnelley in 1969. He was elected Executive Vice
                       President - Operations in 1986. He was elected President in 1987 and was elected Chairman and Chief Executive Officer in 1989. He is a director of Abbott Laboratories, Deere & Company and R.R. Donnelley
                       & Sons Company. (1)(2)(4)(6)

- ------------------------

(1)  Member of the Executive Committee.

(2)  Member of the Audit Committee.

(3)  Member of the Compensation Committee.

(4)  Member of the Corporate Responsibility Committee.

(5)  Member of the Finance Committee.

(6)  Member of the Nominating Committee.

EXECUTIVE COMMITTEE

The Executive Committee of the Board of Directors is elected by the directors. The Executive Committee consists of the Chairman of the Board of the Corporation and all the independent directors. The members of the Executive Committee are identified above. During the last fiscal year, the Executive Committee held three meetings. The Executive Committee reviews the

Compensation Committee's recommendations on performance and compensation of all senior corporate officers and certain other senior executives within the Corporation. As part of their responsibilities, the independent director members of the Executive Committee conduct the annual evaluation of the Chief Executive Officer of the Corporation. The Executive Committee also reviews the compensation policies and practices of the Corporation and it monitors the Corporation's managerial capabilities and requirements.

NOMINATING COMMITTEE

     The Board of Directors has a Nominating Committee, consisting of the independent directors identified above. The Nominating Committee held three meetings during the last fiscal year. The Nominating Committee considers the qualifications of and recommends each candidate and incumbent for election as a director of the Corporation and nominates candidates to fill Board vacancies. The Board of Directors created the Nominating Committee so that the selection of directors would be made solely by independent directors.

     The Nominating Committee will consider nomination by a shareholder of a candidate for election as a director of the Corporation. Any shareholder who wishes the Nominating Committee to consider a candidate should submit a written request and related information to the Secretary of the Corporation on behalf of the Nominating Committee no later than December 31 of the calendar year preceding the next Annual Meeting of Shareholders (currently held in May). Under the Corporation's Restated Articles of Incorporation, as amended, if a shareholder plans to nominate a person as a director at a meeting, the shareholder is required to place a proposed director's name in nomination by written request received by the Secretary of the Corporation at least 60 days prior to an annual or special meeting, together with the written consent of such person to serve as a director.

COMPENSATION COMMITTEE

     The Board of Directors has a Compensation Committee, consisting of the independent directors identified above. The Compensation Committee held four meetings during the last fiscal year. The Compensation Committee reviews management proposals regarding compensation programs, plans and guidelines, focusing on a "pay-for-performance" compensation philosophy. The Compensation Committee reviews the performance of all senior corporate officers and certain other senior executives within the Corporation and recommends their compensation based on their performance. The Compensation Committee also determines awards and payouts under the Corporation's long-term incentive plan and makes certain determinations regarding short-term incentive compensation.

AUDIT COMMITTEE

     The Board of Directors has an Audit Committee, consisting of the independent directors identified above. The Audit Committee held three meetings during the last fiscal year. In designating the members of the Audit Committee, the Board specifically evaluates their independence of judgment according to guidelines published by the New York Stock Exchange. The Audit Committee, among other duties, reviews the overall audit scope, plans for internal and independent audits, the Corporation's internal controls, emerging accounting issues, officer and director expenses, audit fees and retirement plans. The Audit Committee meets individually with the internal auditors and independent auditors, without management present, to discuss the results of their audits. The Audit Committee encourages the internal and independent auditors to communicate closely with the Audit Committee.

FINANCE COMMITTEE

     The Board of Directors has a Finance Committee, consisting of the independent directors identified above. The Finance Committee met two times during the last fiscal year. The duties of the Finance Committee include reviewing the financial policies, performance objectives and financing requirements of the Corporation.

CORPORATE RESPONSIBILITY COMMITTEE

     The Board of Directors has a Corporate Responsibility Committee, consisting of the independent directors identified above. The Corporate Responsibility Committee held two meetings during the last fiscal year. The duties of the Corporate Responsibility Committee include review and evaluation of the public affairs and community development programs of the Corporation. The Corporate Responsibility Committee also reviews and evaluates the community giving programs of the Corporation, its operating companies and the Dayton Hudson Foundation and annually recommends the charitable gift of the Corporation to the Foundation.

     The Securities and Exchange Commission ("SEC") proxy rules require disclosure of those directors who attended fewer than 75% of the aggregate of the total number of meetings of the Board and Board Committees on which the director served during the last fiscal year. Roger A. Enrico attended 73% of such meetings.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM COMPENSATION
                                                                        ---------------------------------------
                                                    ANNUAL
                                                 COMPENSATION                      AWARDS               PAYOUTS
                                         ---------------------------    ----------------------------    -------
                                                                          RESTRICTED      SECURITIES      LTIP       ALL OTHER
                                                             BONUS          STOCK         UNDERLYING    PAYOUTS    COMPENSATION
NAME AND PRINCIPAL POSITION      YEAR    SALARY ($)(1)     ($)(1)(2)    AWARDS ($)(3)    OPTIONS (#)     ($)(4)      ($)(5)(6)
- ---------------------------      ----    -------------     ---------    -------------    -----------     ------      ---------
Robert J. Ulrich                 1995      1,009,125        423,365        251,918         165,066         0         199,278(7)
 Chairman and Chief Executive    1994        981,525        754,510        247,124          39,671         0         178,590
 Officer; Chairman and Chief     1993        842,796        206,357        247,664          12,821      158,852      143,198
 Executive Officer of Target

Stephen E. Watson                1995        851,637           0           249,606          14,337         0         172,357(8)(9)
 President; Chairman and         1994        808,594        261,782        160,638           8,596         0         173,218
 Chief Executive Officer of      1993        770,509           0           222,866          11,539      158,852      134,481
 The Department
 Store Division

Kenneth B. Woodrow               1995        568,929        137,284        124,838           7,169         0          91,069(10)
 President of Target             1994        498,375        350,972         43,280          12,605         0          79,035

Paul W. Sauser                   1995        535,833        150,000         74,917           4,302         0         113,612(11)(12)
 President and                   1994        513,750        150,000         37,076           1,984         0         108,143
 Chief Operating Officer
 of Mervyn's

Gregg W. Steinhafel              1995        476,426         92,793         93,646           5,377         0          62,999(13)
 Executive Vice President        1994        395,080        332,685         30,947           6,798         0          50,418
 Merchandising of Target

- ------------------
(1) Significant amounts of both salary and bonus for the five named executive officers were not actually received. Receipt of such amounts was deferred through the Corporation's Deferred Compensation Plan. Under this plan, participants elect to defer a minimum per year of $5,000 of their compensation and a maximum per year of 25% of base salary and 100% of incentive bonuses up to an aggregate total of $250,000, plus any previously deferred amount automatically paid out in the eighth year following each separate deferral. Payout from the plan cannot be made until retirement, death or termination and the payout is automatic in the eighth year following each separate deferral. Amounts deferred are subject to the same bankruptcy rules as are the Corporation's general debt obligations. Deferred amounts accrue interest on an annual basis, a portion of which is categorized as reportable by the SEC proxy rules. Further information regarding reportable interest is provided in the footnotes below. Mr. Sauser, Mr. Woodrow and Mr. Steinhafel became executive officers of the Corporation in fiscal 1994.

(2) Executive officers of the Corporation and certain other members of management of the Corporation and its operating companies were eligible for an incentive bonus under the Corporation's Executive Incentive Plan ("EIP") during fiscal 1993. The amount, if any, of the incentive bonus was based on
     (i) the Corporation's or the relevant operating company's financial results and (ii) the individual executive's performance.

     For fiscal 1994, executive officers of the Corporation and certain other members of management of the Corporation and its operating companies were eligible for incentive bonuses under the Personal Score Plan, the PTOC Plan and the ROI Plan. In addition, Mr. Ulrich, Mr. Watson, Mr. Woodrow and Mr. Steinhafel received bonuses for fiscal 1994 performance in September, 1995. Such adjustment was paid after final 1994 financial results for applicable benchmark companies were available.

     For fiscal 1995, executive officers of the Corporation and certain other members of management of the Corporation and its operating companies were eligible for incentive bonuses under the Personal Score Plan and the Executive Incentive Plan (PTOC & EVA). Information regarding these plans is found in the Report of the Compensation Committee.

(3) Amounts reflected in the Restricted Stock Awards column reflect rights to receive restricted stock of the Corporation based on the closing price of the Corporation's Common Stock on the date of grant. The restrictions on this right to receive restricted stock require the executive to remain an employee of the Corporation for four years. Upon expiration of the 4-year period, the shares are then issued and put into escrow and are generally restricted until retirement. The holders of rights to receive restricted stock do not hold voting or dividend rights until after the shares are issued. Further information regarding restricted stock is included in the Report of the Compensation Committee. The number and value of restricted stock rights holdings at the end of the 1995 fiscal year (based on the closing price at the end of the fiscal year) are as follows:

                                              NUMBER      VALUE
                                              ------      -----
             Robert J. Ulrich...............  10,279    $769,640
             Stephen E. Watson..............   8,619     645,348
             Kenneth B. Woodrow.............   3,174     237,653
             Paul W. Sauser.................   3,995     299,126
             Gregg W. Steinhafel............   2,280     170,715

(4) Amounts reflect earnouts of performance shares under the Dayton Hudson Corporation Executive Long Term Incentive Plan of 1981, as amended ("1981 Option Plan"). Based on competitive performance, none of the performance shares granted in 1991 and to be paid in 1995 were earned. The Report of the Compensation Committee includes a description of the 1981 Option Plan.

(5) The Corporation has an Excess Long-Term Disability Program for certain key executives, including those executive officers individually listed above. The program is designed in conjunction with the employee-paid broad-based group disability plan (non-taxable benefit of $78,000 maximum per individual per year). Taxable excess disability benefits are paid according to a schedule based on compensation with the objective to replace total after-tax income of approximately 80% at a compensation level of $50,000 per year decreasing to approximately 40% at a compensation level of $2,000,000 per year. In order to receive excess benefits, the executive must be participating under the group disability plan. The actual cost to the Corporation would be the taxable disability payments. No claims for benefits have ever been filed under the Excess Long-Term Disability Program. No compensation is assumed for this program since the incremental cost to the Corporation of this benefit cannot be determined actuarily.

(6)  The amounts reported below include the following:

     - Matching contributions to the Dayton Hudson Corporation Supplemental Retirement, Savings, and Employee Stock Ownership Plan ("SRSP") which all participating employees receive.
     - Amounts credited to the Deferred Compensation Plan for matching contributions that could not be made to the SRSP because of limitations imposed by the Internal Revenue Code.
     - Amounts categorized by the SEC as reportable interest on compensation deferred in current and previous years.

(7)  Includes
     $  6,000 SRSP matching contribution
     $ 69,428 deferred compensation credit for matching contributions which could not be made to SRSP
     $123,850 reportable interest on deferred compensation

(8)  Includes
     $  6,119 SRSP matching contribution
     $ 36,043 deferred compensation credit for matching contributions which could not be made to SRSP
     $130,195 reportable interest on deferred compensation

(9) Mr. Watson announced his retirement as President and a director of the Corporation effective March 1, 1996. As part of Mr. Watson's retirement arrangement, the Corporation has agreed to make certain cash payments to him aggregating a present value of approximately $1,800,000, and, as permitted by the relevant benefit plans, to extend certain option exercise and performance share award periods and to prorate certain restricted stock awards. Pursuant to currently vested interests, Mr. Watson will also receive additional payments pursuant to the terms of the Corporation's Deferred Compensation Plan, Pension Plans and related excess benefit plans, and the SRSP, referred to elsewhere in this Proxy Statement.

(10) Includes
     $  6,197 SRSP matching contribution
     $ 31,715 deferred compensation credit for matching contributions which could not be made to SRSP
     $ 53,157 reportable interest on deferred compensation

(11) Includes
     $  5,958 SRSP matching contribution
     $ 23,859 deferred compensation credit for matching contributions which could not be made to SRSP
     $ 45,045 reportable interest on deferred compensation
     $ 38,750 market value of interest on loan -- See footnote (12)

(12) The Corporation loaned Mr. Sauser $500,000, secured by a second deed of trust on the home he purchased in California. Mr. Sauser transferred to California at the Corporation's request. The 15-year note bears no interest. No principal payments have been made on the note.

(13) Includes
     $  6,062 SRSP matching contribution
     $ 21,416 deferred compensation credit for matching contributions which could not be made to SRSP
     $ 35,521 reportable interest on deferred compensation

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                       POTENTIAL REALIZABLE
                                                                                      VALUE AT ASSUMED ANNUAL
                                                                                       RATES OF STOCK PRICE
                                                                                         APPRECIATION FOR
                                         INDIVIDUAL GRANTS                               OPTION TERM (11)
                       ----------------------------------------------------     ---------------------------------
                       NUMBER OF
                      SECURITIES      % OF TOTAL
                      UNDERLYING        OPTIONS       EXERCISE
                        OPTIONS         GRANTED        OR BASE
                        GRANTED      TO EMPLOYEES       PRICE     EXPIRATION
NAME                    (#)(1)      IN FISCAL YEAR     ($/SH)        DATE       0% ($)      5% ($)       10% ($)
- ----                  ----------    --------------    --------    ----------    ------      ------       -------
Robert J. Ulrich          3,767(2)        34%           66.375      4/12/05        0        628,899      1,593,752
                          3,766(3)                      66.375      4/12/05
                          3,767(4)                      66.375      4/12/05
                          3,766(5)                      66.375      4/12/05
                        150,000(6)                      72.3125    10/11/05               6,821,535     17,287,125

Stephen E. Watson         3,584(7)         3%           69.75       3/08/05        0        628,898      1,593,751
                          3,585(8)                      69.75       3/08/05
                          3,584(9)                      69.75       3/08/05
                          3,584(10)                     69.75       3/08/05

Kenneth B. Woodrow        1,792(7)         1%           69.75       3/08/05        0        314,471        796,931
                          1,793(8)                      69.75       3/08/05
                          1,792(9)                      69.75       3/08/05
                          1,792(10)                     69.75       3/08/05

Paul W. Sauser            1,076(7)         1%           69.75       3/08/05        0        188,709        478,225
                          1,075(8)                      69.75       3/08/05
                          1,076(9)                      69.75       3/08/05
                          1,075(10)                     69.75       3/08/05

Gregg W. Steinhafel       1,344(7)         1%           69.75       3/08/05        0        235,864        597,726
                          1,345(8)                      69.75       3/08/05
                          1,344(9)                      69.75       3/08/05
                          1,344(10)                     69.75       3/08/05
- --------------------

(1) Under the 1981 Option Plan each option was granted at the market value of the underlying Common Stock on the date of grant and has a 10-year term. The options, (except one option granted to Mr. Ulrich, which is exercisable in 5 years), are exercisable 25% after the first year, with an additional 25% after each of the next 3 years. The Report of the Compensation Committee includes additional information regarding the 1981 Option Plan.

(2)  Exercisable April 12, 1996.

(3)  Exercisable April 12, 1997.

(4)  Exercisable April 12, 1998.

(5)  Exercisable April 12, 1999.

(6)  Exercisable October 11, 2000.

(7)  Exercisable March 8, 1996.

(8)  Exercisable March 8, 1997.

(9)  Exercisable March 8, 1998.

(10) Exercisable March 8, 1999.

(11) SEC rules require the information set forth in the 5% and 10% columns. The actual gains, if any, on stock option exercises depend on the future stock price of the Corporation's Common Stock. Since there is no means of accurately predicting the future price of the Corporation's Common Stock, no determination can be made as to the value of a stock option at the time of the grant.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                     NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                         SHARES                     UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                      ACQUIRED ON      VALUE    OPTIONS AT FISCAL YEAR END (#)       AT FISCAL YEAR END ($)
                        EXERCISE     REALIZED   ------------------------------  -------------------------------
NAME                      (#)           ($)      EXERCISABLE    UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
- ----                  -----------    --------   ------------    -------------    -----------     -------------
Robert J. Ulrich           0             0          50,455         167,156          582,131         617,047
Stephen E. Watson        7,512        273,718       93,663          16,427        2,133,751         112,144
Kenneth B. Woodrow       1,753         62,450       17,009           7,691          499,610          47,968
Paul W. Sauser             0             0           7,599           8,522           90,969          66,765
Gregg W. Steinhafel        0             0           9,008           5,795          134,522          36,388

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                         PERFORMANCE OR
                          NUMBER OF       OTHER PERIOD               ESTIMATED FUTURE PAYOUTS
                        SHARES, UNITS         UNTIL              UNDER NON-STOCK PRICE-BASED PLANS
                          OR OTHER         MATURATION      ---------------------------------------------
NAME                    RIGHTS (#)(1)       OR PAYOUT      THRESHOLD (#)    TARGET (2)    MAXIMUM (#)(3)
- ----                    -------------     --------------   -------------    ----------    --------------
Robert J. Ulrich           11,300         4 fiscal years       4,520            --            11,300
Stephen E. Watson          10,753         4 fiscal years       4,302            --            10,753
Kenneth B. Woodrow          5,377         4 fiscal years       2,151            --             5,377
Paul W. Sauser              3,226         4 fiscal years       1,291            --             3,226
Gregg W. Steinhafel         4,033         4 fiscal years       1,614            --             4,033

- ----------------
(1) The Executive Long-Term Incentive Plan provides for the potential of earning awards of Corporation Common Stock during a performance cycle of four fiscal years. As performance shares are earned at the end of each performance period of four fiscal years, the Common Stock earned is issued and put into escrow and is generally restricted until retirement. Further information regarding performance shares is included in the Report of the Compensation Committee.

(2) There is no "Target" level of performance as that term is defined by the SEC for purposes of amounts payable pursuant to performance shares.

(3) Maximum performance shares to be issued if competitive performance targets are reached.

INCOME CONTINUANCE POLICY

     No officer of the Corporation is a party to an employment contract with the Corporation. As an alternative to the use of such contracts, the Corporation has adopted an Income Continuance Policy and a Senior Management Group ("SMG") Income Continuance Policy for certain officers of the Corporation.

     Mr. Ulrich, together with others, are participants under the Income Continuance Policy. In 1988, the Income Continuance Policy was amended to exclude additional participants under the Policy. Mr. Woodrow, Mr. Sauser and Mr. Steinhafel were not participants under the Policy at the time it was amended. In the event a participant's employment is terminated by management, the participant's compensation (salary and bonus) continues for a period of 18 to 24 months, depending on his or her length of service. If the participant's service with the Corporation is less than three years, the continuation is for 18 months; over eight years, the continuation is for 24 months; and between three and eight years, an amount determined by a schedule (more than 18 months but less than 24 months).

     Participants under the SMG Income Continuance Policy are members of the Corporation's Senior Management Group who are not participants under the Income Continuance Policy. The policy is similar to the Income Continuance Policy, except its time parameters are based on the participant's salary grade. Compensation may extend from 12 months to 24 months, based on a schedule which provides longer income continuation to those participants with higher grade levels. Mr. Woodrow, Mr. Sauser and Mr. Steinhafel participate in the SMG Income Continuance Policy.

     All executive officers who are members of the Corporation's Senior Management Group are covered by one of these policies. Both policies include offset provisions for certain other compensation from the Corporation and non-disparagement and non-competition requirements. Both policies provide that the policies cannot be terminated or future benefits be reduced under them unless two years prior notice has been given to the persons eligible under the terms of the respective policies. Both policies also provide that any executive who terminates employment or is terminated within two years of a Change in Control (as defined in the 1981 Option Plan) will be paid the present value of payments immediately after termination.

AMOUNTS PAID UPON TERMINATION

     When an executive terminates his or her employment with the Corporation, the executive will receive payments from his or her deferred compensation plan(s), the SRSP and pension plans. The executive may also be entitled to exercise options and, in certain circumstances, receive performance shares and restricted stock under the 1981 Option Plan. Further information regarding performance shares and restricted stock is provided in the Report of the Compensation Committee.

PENSION

     All executive officers and other employees of the Corporation and its subsidiaries who have worked over 1,000 hours in a year and are at least 21 years of age are initially covered by the Corporation's Pension Plans. The following table shows the annual benefits that will be made under the Corporation's Pension Plans at age 65, on a life only basis, given the years of service and compensation set forth below:

                              PENSION PLAN TABLE


    AVERAGE       15 YEARS      20 YEARS      25 YEARS      30 YEARS      35 YEARS
 COMPENSATION    OF SERVICE    OF SERVICE    OF SERVICE    OF SERVICE    OF SERVICE
 ------------    ----------    ----------    ----------    ----------    ----------
  $  200,000        35,925        47,900        59,875        62,375        64,875
     400,000        74,925        99,900       124,875       129,875       134,875
     600,000       113,925       151,900       189,875       197,375       204,875
     800,000       152,925       203,900       254,875       264,875       274,875
   1,000,000       191,925       255,900       319,875       332,375       344,875
   1,200,000       230,925       307,900       384,875       399,875       414,875
   1,400,000       269,925       359,900       449,875       467,375       484,875
   1,600,000       308,925       411,900       514,875       534,875       554,875
   1,800,000       347,925       463,900       579,875       602,375       624,875
   2,000,000       386,925       515,900       644,875       669,875       694,875
   2,200,000       425,925       567,900       709,875       737,375       764,875

     Currently under ERISA, as amended, the maximum annual amount that can be paid under the Qualified Pension Plans to any individual is $120,000, unless grandfathered under prior limits. Amounts in excess of that maximum are paid under separate plans. In addition, the Corporation has supplemental plans that use the same formula the Qualified Pension Plans use to pay benefits on compensation that is excluded from the Qualified Pension Plans formula by ERISA. The years of present credited service for benefit purposes of the Corporation's executive officers named in the Summary Compensation Table are as follows: Mr. Ulrich, 28 years; Mr. Watson, 22 years; Mr. Woodrow, 26 years; Mr. Sauser, 27 years; and Mr. Steinhafel, 16 years. Average Compensation is the average cash remuneration, including deferred compensation, for the highest five calendar years of credited service in the last ten years. The compensation reflected in the Summary Compensation Table is cash compensation, including deferred compensation, for the fiscal year. If the employment of a participant is terminated prior to age 55, his or her pension will be less than the amount shown in the table, even if commencement of benefit payments is deferred until age 65. The amounts set forth in the table are not subject to any deductions for Social Security benefits or other offset amounts. All executive officers, who are members of the Senior Management Group, participate in a program whereby such person's survivor will receive the equivalent of a joint and 100% surviving spouse option with no reduction from the life only pension amount, payable to the officer for as long as he or she lives. Normally the life only amount would be reduced by approximately 20% for this option. The percentage reduction depends on age differentials. The Corporation also has a supplemental plan that treats certain of its Senior Management Group as being five years older, but not older than 65, for purposes of the actuarial reduction of pension benefits at early retirement. All excess and supplemental plans pay the lump sum present value of their respective benefits in the year following retirement. The pension table reflects amounts payable under all pension plans, whether qualified or non-qualified.

                     REPORT OF THE COMPENSATION COMMITTEE
                          ON EXECUTIVE COMPENSATION

     The Corporation has a pay-for-performance compensation philosophy for its management employees, including its executive officers. The total compensation plan for executive officers of the Corporation includes base salary, the opportunity for an annual incentive bonus, long-term incentive compensation and benefits.

     It is the responsibility of the Compensation Committee to develop and administer the total compensation plan for executive officers of the Corporation. In addition, the Compensation Committee reviews compensation levels of executive officers who are members of the Corporate Operating Committee (the "COC Officers") and evaluates the performance of top management, including the five highest paid executive officers. Individual written performance appraisals are given annually to each executive officer, including the Chief Executive Officer ("CEO").

     Reflecting the pay-for-performance philosophy of the Corporation, the compensation policies established by the Compensation Committee provide that a portion of the annual compensation of each executive officer is contingent upon the financial performance of the Corporation or relevant operating company, as well as the individual performance of the executive officer.

PERFORMANCE EVALUATIONS

     The Compensation Committee, together with all other outside directors, established the performance criteria it planned to use to evaluate Mr. Ulrich's fiscal 1995 performance as Chairman of the Board and CEO. The Compensation Committee together with all other independent directors prepared an annual written performance evaluation of Mr. Ulrich's fiscal 1995 performance and determined Mr. Ulrich's performance score. In addition to evaluating Mr. Ulrich in his role as CEO, the independent directors also specifically evaluated his performance as Chairman of the Board. Factors used by the independent directors to evaluate Mr. Ulrich's performance as CEO included management succession planning, strategic planning, organizational development and formulation of major corporate policies. In his role as Chairman of the Board, Mr. Ulrich was evaluated on factors such as chairing effective meetings of the Board of Directors and the Executive Committee, keeping the Board fully informed of the condition of the Corporation, developing sound corporate governance policies and working with the directors to effectively use their talents to the best strategic advantage of the Corporation.

     The written evaluation was reviewed with Mr. Ulrich and constituted 50% of the weighting for his annual incentive bonus compensation. The remaining 50% of Mr. Ulrich's incentive compensation was based on the Corporation's financial performance as further described under Short-Term Incentive Compensation. In addition, Mr. Ulrich's performance was discussed with him in a meeting with all of the independent directors. The Compensation Committee also adopts a "Bonus Matrix" which assigns varying bonus percentages based on the participant's job grade and

Personal Score. The bonus amount for each participant under the Personal Score Plan is calculated by taking the participant's bonus percentage from the Bonus Matrix, multiplying it by his or her Midpoint of Salary Range (the midpoint of the salary range of a participant's job grade level) and then multiplying that result by the participant's percentage of participation in the Personal Score Plan. For example, if the participant is participating in the Personal Score Plan at 50%, the result is multiplied by 1/2 . Mr. Ulrich's bonus percentage is applied against his base salary.

    All other executive officers of the Corporation received performance appraisals based on prescribed objectives (such as succession planning and strategy execution), key job responsibilities and financial performance. The fiscal 1995 written performance appraisal scores and incentive bonuses of the executive officers were approved by the Compensation Committee.

BASE SALARY

     In April 1994, the Compensation Committee approved Mr. Ulrich's base salary. When the Compensation Committee considered Mr. Ulrich's base salary, it reviewed two established annual third-party retail compensation surveys covering approximately 90 retailers throughout the United States (the "Competitive Surveys"). Many, but not all, of the companies included in the performance graph are included in the Competitive Surveys. The Compensation Committee also received information on base salaries and other compensation from a review of proxy statements of competitive retailers (the "Proxy Survey"). The Compensation Committee set Mr. Ulrich's base salary at approximately the median of the base salaries for CEOs of these retailers, adjusted for the size of the companies. In April 1995, the Compensation Committee did not adjust Mr. Ulrich's base salary. This was in accordance with its salary plan adopted in April, 1994.

     Base salaries of the other executive officers of the Corporation are based on competitive practices, and are at approximately the median of base salary plus annual incentive bonus when compared with domestic, non-food retailers, adjusted for the size of the companies. The Competitive Surveys are used to determine base salaries. Executive officers receive a higher base salary than the industry average because the threshold for payout of short-term incentive compensation by the Corporation is set at a higher level than it is for a majority of competitive retailers. Increases in base salary result from promotional increases reflecting job scope changes and from merit increases determined by the executive's performance score, the executive's position in the salary range and company performance. Merit increase guidelines are established each year based on the performance of the relevant operating company or the Corporation and current economic and marketplace conditions. Once overall guidelines are established and an individual performance score is assigned, the actual percentage increase is affected by the executive's position in the salary range for his or her grade, that is, the lower the placement in the range the greater the percentage increase.

SHORT-TERM INCENTIVE COMPENSATION

     Under the Corporation's Executive Incentive Plans, executive officers of the Corporation and certain other members of the senior management of the Corporation and its operating companies were eligible for annual incentive bonuses for fiscal 1995.

     In addition to the Personal Score Plan, for fiscal 1995, the Corporation had one financial performance based incentive plan (EIP -- Executive Incentive
Plan) that consisted of two parts, PTOC (pre-tax operating contribution) and EVA(R) (Economic Value Added(R)).

     PTOC. PTOC measures an operating company's and/or the Corporation's performance against annually pre-determined PTOC goals to determine how and whether bonuses will be paid. The outside directors set PTOC goals in conjunction with establishing other financial performance goals for the operating companies and the Corporation. The Compensation Committee then uses
________________________
(R)Economic Value Added and EVA are registered trademarks.

the PTOC goals to establish the PTOC bonus range for use in conjunction with the PTOC part of EIP and determines what level of bonuses will be paid if PTOC performance falls within the PTOC performance goals.

     PTOC is FIFO (first-in, first-out) gross margin dollars less operating expenses and other expenses plus other income. It excludes LIFO (last-in, first-out) provision, interest and corporate expenses.

     The PTOC Score for the fiscal year is determined from a schedule, approved by the Compensation Committee, that designates a score for each varying level of PTOC performance achieved by an operating company and/or the Corporation. The Compensation Committee also adopts a "Bonus Matrix" which assigns varying bonus percentages based on the participant's job grade and PTOC Score. Bonuses are then determined under a non-pooled or pooled calculation at the discretion of the Compensation Committee.

     The bonus amount for each participant whose operating company uses a non-pooled basis is calculated by taking the participant's bonus percentage from the Bonus Matrix, multiplying it by his or her Midpoint of Salary Range (the midpoint of the salary range of a participant's job grade level), except Mr. Ulrich whose base salary is used, and then multiplying that result by the participant's percentage of participation in the PTOC part of EIP. For example, if the participant is participating in the PTOC part of EIP at 25%, the result is multiplied by 1/4.

     The bonus amount for each participant whose operating company uses a pooled basis is calculated in the same manner as for the non-pooled bonuses, however all related bonuses are added together to form a bonus pool. The bonus payable to each participant under the PTOC part of EIP is based on a ratio of his or her bonus to all bonuses paid under the Personal Score Plan. The percentage determined by that ratio will be multiplied by the bonus pool. Target is the only operating company that uses a pooled basis.

     In order to receive a bonus under the PTOC part of EIP a participant's score under the Personal Score Plan must equal or exceed a minimum score set by the Compensation Committee.

     EVA. The EVA part of EIP measures an operating company's and/or the Corporation's performance against annually pre-determined EVA goals to determine how and whether bonuses will be paid. The outside directors set EVA goals in conjunction with establishing other financial performance goals for the operating companies and the Corporation. The Compensation Committee then uses the EVA goals to establish the EVA bonus range for use in conjunction with the EVA part of the EIP and determines what level of bonuses will be paid if EVA performance falls within the performance goals.

     EVA is PTOC after taxes less a Capital Charge. A "Capital Charge" is the cost of capital invested in the business operation, adjusted for the maturity of the assets employed by that business operation.

     The EVA Score for the fiscal year is determined from a schedule, approved by the Compensation Committee, that designates a score for each varying level of EVA performance achieved by an operating company and/or the Corporation. The Compensation Committee also adopts a "Bonus Matrix" which assigns varying bonus percentages based on the participant's job grade and EVA Score. Bonuses are then determined under a non-pooled or pooled calculation at the discretion of the Compensation Committee.

     The bonus amount for each participant whose operating company uses non-pooled basis is calculated by taking the participant's bonus percentage from the Bonus Matrix, multiplying it by his or her Midpoint of Salary Range (the midpoint of the salary range of a participant's job grade level), except Mr. Ulrich whose base salary is used, and then multiplying that result by the participant's percentage of participation in the EVA part of EIP. For example, if the participant is participating in the EVA part of EIP at 25%, the result is multiplied by 1/4.

     The bonus amount for each participant whose operating company uses a pooled basis is calculated in the same manner as for the non-pooled bonuses, however all related bonuses are added together to form a bonus pool. The bonus payable to each participant under the EVA part of EIP is based on a ratio of his or her bonus to all bonuses paid under the Personal Score Plan. The percentage determined by that ratio will be multiplied by the bonus pool. Target is the only operating company that uses a pooled basis.

     In order to receive a bonus under the EVA part of EIP a participant's score under the Personal Score Plan must equal or exceed a minimum score set by the Compensation Committee.

     The maximum bonus payable under the EIP (PTOC and EVA combined) is equal to 250% of the salary of the CEO or named executive officer, as the case may be, set forth in the previous year's Proxy Statement. If the CEO or named executive officer held a different office or was not employed in his or her position for the full year covered by that Proxy Statement, the maximum bonus is 250% of the highest salary reported in such year. Provided, however, in either case the aggregate of all bonuses paid to the CEO or named executive officer under any combination of the EIP and Personal Score Plan may not exceed 250% of the relevant salary. The aggregate of all bonuses paid to any other executive not listed above under any combination of the EIP and Personal Score Plan may not exceed 250% of his or her base salary.

     Mr. Ulrich's bonus for fiscal 1995 was based on 50% Personal Score Plan, 25% EIP-PTOC Corporation and 25% EIP-EVA-Corporation. Mr. Watson's, Mr. Woodrow's, Mr. Sauser's and Mr. Steinhafel's bonuses were based on 33 1/3 % Personal Score Plan, 33 1/3 % EIP-PTOC and 33 1/3 % EIP-EVA. For fiscal 1995 minimum performance goals were not achieved and no bonuses were paid based on EIP-PTOC or EIP-EVA. Bonuses were paid on the basis of the Personal Score Plan as follows: Mr. Ulrich $423,365, Mr. Woodrow $137,284 and Mr. Steinhafel $92,793. Mr. Sauser's bonus was $150,000, a guaranteed minimum bonus. Mr. Watson did not receive a bonus for fiscal 1995.

LONG-TERM INCENTIVE COMPENSATION

     The Compensation Committee determines the amount of options, performance shares and restricted stock to issue annually by using guidelines based on studies of outside expert compensation consultants. The Compensation Committee reviews the Competitive Surveys and Proxy Survey and sets its grants at approximately the median of competitive companies of similar size. The Compensation Committee, using the Competitive Surveys and Proxy Survey, determines the grant size for the CEO and other executive officers. The Compensation Committee then creates several long-term incentive pools: one for each operating company and the corporate staff. The size of the pool varies with the Corporation's or relevant operating company's performance, that is, the better the performance, the larger the pool. However, the precise size of each pool is based on the subjective judgment of the Compensation Committee. The Compensation Committee determined in 1995 that for certain corporate executives, including all Executive Officers, the amount of the pool granted to them would be divided as follows: options, 50%; performance shares, 37.5%; and restricted stock, 12.5%. Individual awards from the pool are based on the individual's responsibilities, performance, future potential and previous grants.

     For fiscal 1995, the Compensation Committee determined that the non-stock option portion of the long-term incentive plan generally requires participants to continue as employees of the Corporation until retirement in order to ultimately receive the performance shares and restricted stock granted under the plan. In addition, one year's notice of retirement is generally required to allow for orderly management succession. This action was intended to tie the executive's compensation to shareholder value by giving these executives an incentive to remain with the Corporation until retirement.

PERFORMANCE SHARES

     All of the COC Officers participate in the performance share component of the Executive Long Term Incentive Plan of 1981. The primary purpose of performance shares is to offer incentive to participating officers to achieve long-term performance of the Corporation or the individual operating company. The plan provides for the potential of earning awards of Corporation Common Stock during a cycle of four fiscal years based upon the Corporation's performance, measured by defined criteria, as compared to the performance of certain benchmark companies during that period. The benchmark companies used were the same companies used for the short-term incentive plan in the years that the grants were made. The financial performance score for each of the four years was averaged. As with short-term incentive compensation, a threshold level of performance is required before any payout occurs. A matrix is used to determine the actual payout amount. No performance share payout was made in 1995 based on the Corporation's financial performance during the performance cycle of four fiscal years beginning in 1991.

     Beginning with the 1993 performance share grant potentially payable in 1997, additional restrictions have been added to grants of performance shares. As performance share grants are earned at the end of each performance period of four fiscal years, the Common Stock earned is issued and put into escrow and restricted until retirement. Any participant who terminates employment prior to early retirement (age 55 and five years of service) and fails to meet certain requirements forfeits all the Common Stock held in escrow. If the executive terminates employment after age 55, and provides the Corporation with one year's notice of retirement, 100% of the Common Stock is released to the executive. In such cases, if the executive fails to give one year's notice, the shares are forfeited unless the Plan Committee approves the release of all or part of the shares. If the executive is terminated, qualifies for early retirement under the Corporation's pension plans and receives payments under the Corporation's Income Continuance Policies ("ICP"), 100% of the Common Stock is paid to the executive. If the executive terminates other than for early retirement and receives an ICP (but is not part of a reduction in force), 50% of the Common Stock is released to the executive. If the executive does not receive an ICP the executive forfeits all the shares. If at any time the executive's termination is a result of death, total and permanent disability, reduction in force or Change of Control, 100% of the Common Stock is released to the executive. Recipients hold voting and dividend rights for all shares held in escrow during the restriction period; however, they may not sell or assign the shares.

RESTRICTED STOCK

     Beginning in 1993, certain executives of the Corporation, including all COC Officers, received rights to receive restricted Common Stock of the Corporation. The restrictions on this right to receive restricted stock require the executive to remain an employee of the Corporation for an additional four years. Upon expiration of the four-year period, the shares are then issued and put into escrow and restricted until retirement. Release from escrow is under the same terms as described above for performance shares. After the shares are issued and put into escrow, holders of restricted stock hold voting and dividend rights during the restriction period; however, they may not sell or assign the shares.

STOCK OPTIONS

     During 1995, the Compensation Committee also considered and made stock option grants to each of the executive officers of the Corporation, based on the individual's responsibilities, performance, future potential and previous grants. Each option was granted at the market value of the underlying Common Stock on the date of grant and has a 10-year term. Except for the option grant listed below, the options are exercisable 25% after the first year, with an additional 25% after each of the next three years. In October 1995, Mr. Ulrich was granted a 10-year nonqualified option to purchase 150,000 shares of Common Stock at a price equal to the fair market value on the date of grant. That option vests in full five years after the date of grant and is consistent with the goals of linking compensation to performance and long-term commitment to the Corporation.

CORPORATE GOVERNANCE AND CERTAIN TAX CONSEQUENCES OF PLANS

     As part of its corporate governance responsibilities, the Compensation Committee, together with all the other outside directors, has established certain measures of performance for COC Officers, including the CEO, that it believes are critical to the overall performance of the Corporation. Certain measures of performance, such as succession planning and strategic planning, are vital to the long-term performance of the Corporation. Beginning in 1994,
Section 162(m) of the Internal Revenue Code of 1986 (the "Code") prohibits the Corporation from deducting as compensation expense amounts exceeding $1,000,000 a year for certain officers, unless the payment of such compensation is based on pre-established, objective performance goals approved by the shareholders. A significant part of executive compensation will meet the Code requirement for deductibility. A portion of such compensation, however, will continue to be based on critical, subjective measures that may cause certain compensation not to be deductible under the Code. The Compensation Committee and the other outside directors strongly believe that the benefit of their ability to evaluate the performance of COC Officers, including the CEO, on vital subjective performance measures outweighs the cost of the Code's limitation on such deductibility.

     No member of the Compensation Committee is a current or former officer or employee of the Corporation or any of its subsidiaries.

                             COMPENSATION COMMITTEE

                            Roger A. Enrico, Chairman
                Rand V. Araskog            Betty Ruth Hollander
                 Roger L. Hale              Solomon D. Trujillo

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN

                             [GRAPH APPEARS HERE]

                                        FISCAL YEARS ENDING JANUARY 31
                              1991    1992      1993      1994      1995      1996
 Dayton Hudson
   Corporation                100    101.50    123.83    107.07    114.16    126.53
 S&P 500 Index                100    122.69    135.67    153.14    153.96    213.33
 Retail Stores Composite      100    139.73    166.79    160.75    148.85    160.46

     The graph above compares the cumulative total shareholder return on the Common Stock of the Corporation for the last five fiscal years with cumulative total return on the S&P 500 Index and the S&P Retail Composite Index over the same period. The graph assumes the investment of $100 in the Corporation's Common Stock, the S&P 500 Index and the S&P Retail Composite Index on January 31, 1991, and reinvestment of all dividends.

DIRECTOR COMPENSATION

     Directors who are not employees of the Corporation are paid an annual fee of $25,000, plus $1,000 for each directors' meeting or committee meeting they attend. Directors may defer receipt of their fees. If they do, their fees are credited with interest at a fluctuating rate. Directors may also direct the Corporation to forward their fees to their broker to purchase Common Stock of the Corporation for their account at then current prices. The Corporation pays the brokerage fees for such purchases. Non-employee directors also receive $10,000 of restricted stock of the Corporation each year. The Vice Chairman of the Executive Committee receives an additional $10,000 of restricted stock of the Corporation each year. Employee directors are not compensated separately for services as a director or committee member but receive their regular compensation as employees. Non-employee directors receive options for $50,000 of the Corporation's Common Stock on the second Wednesday of April. Non-employee directors also receive merchandise discounts of varying amounts at the stores of each of the Corporation's operating companies that are the same as the discount employees of each operating company receive.

     The Board has a policy requiring members to retire from the Board upon reaching age 68 or after serving 15 years as a non-employee director. Upon a substantial change in principal employment a director is required to offer his or her resignation. As part of this overall program, the Corporation has a policy of paying outside directors who resign as directors by reason of age, serving 15 years, physical disability or substantial change in principal employment an amount equal to the director's annual fee as a director at the time of resignation for a period that is the lesser of the director's years of service or 15 years. The present value of the amount is paid in a lump sum in the year following resignation, except that in the case of a change in control such amounts are payable immediately. In addition, if a non-employee director dies while in office or before receiving payment, the director's beneficiary will receive the payment. In the case of a director who dies while in office, the beneficiary will receive the payment the director would have received had the director resigned the day before his or her death.

CERTAIN TRANSACTIONS

     The Corporation and operating companies have transactions in the ordinary course of business with unaffiliated corporations of which certain of the non-employee directors are officers. The Corporation does not consider the amounts involved in such transactions material in relation to its business and believes that any such amounts are not material in relation to the business of such other unaffiliated corporations or the interests of the non-employee directors involved.

                               PROPOSAL NUMBER TWO
                             APPOINTMENT OF AUDITORS

     Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to approve the appointment by the Board of Directors of Ernst & Young LLP as independent auditors of the accounts of the Corporation and its subsidiaries for the fiscal year ending February 1, 1997. Ernst & Young LLP has been employed in this capacity by the Corporation since 1931. The Corporation has been advised by Ernst & Young LLP that they are independent certified public accountants with respect to the Corporation within the meaning of the Securities Exchange Act of 1934 and the rules and regulations promulgated under such act.

     A representative from Ernst & Young LLP will be at the Annual Meeting and will have the opportunity to make a statement if such representative so desires and will be available to respond to questions during the meeting.

     THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS THAT THE SHAREHOLDERS OF THE CORPORATION VOTE TO APPROVE THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                             SHAREHOLDER PROPOSAL

     The Corporation has received a shareholder proposal for inclusion in this proxy statement. The proposal is set forth below, together with the proponent's statement in support of the proposal and the Corporation's reasons for its opposition to the proposal. The name and address of each proponent, and the number of shares of Common Stock held by each proponent, will be furnished by the Corporation to any person, orally or in writing as requested, promptly upon receipt of an oral or written request.

             SHAREHOLDERS' PROPOSAL CONCERNING EQUAL EMPLOYMENT AND
                            AFFIRMATIVE ACTION REPORT
                   [PROPOSAL 3 ON THE ACCOMPANYING PROXY CARD]

SHAREHOLDER'S PROPOSAL AND STATEMENT

     In 1994, corporations spent more than $2.2 billion on legal fees and related discrimination settlements. Also, the Equal Employment Opportunity Commission (EEOC) reported that over 155,000 discrimination complaints were filed in 1994. The high cost of legal expenses, the potential loss of government contracts and the social and financial consequences of a damaged corporate image from discrimination allegations has placed this issue high upon a priority list for shareholders. Companies must better reflect the marketplace, the customer, trading partners, and the diverse workforce through all levels of its organization.

     CEOs from 28 major companies have cited changing demographics of the labor force, the diverse national consumer market and rapid globalization of the marketplace as reasons for expanding diversity. Over 100 major employers publicly report work diversity and EEO-1 information. Corporation publications available to shareholders such as Capital Cities/ABC's Commitment Report for shareholders, USAir's Affirming Workplace Diversity, Amoco's Diverse Work Force, and Sears' Corporate Responsibility Report, just to name a few, disclose EEO statistics for public review.

     Many California corporations provide this data voluntarily, including all regulated utilities and most major banks. Southern California Edison, for example, has informed the Glass Ceiling Commission that it supports public reporting of this kind.

     The bi-partisan Glass Ceiling Commission was established to study and make recommendations regarding the Glass Ceiling by 1995. Concerned investors have closely watched the development of this study. Secretary of Labor Robert Reich and a 21 member Glass Ceiling Commission released a report, "Good for Business:
Making Full Use of the Nation's Human Capital." This report is an important analysis for shareholders because it shows that in the U.S. we select from less than 1/2 the total talent in our workforce. For example, women and minorities, who represent over 57% of the workforce, represent only 3% of executive management positions. This is a serious deficiency in our ability to select the most talented people for our top management positions. It affects our competitive position if we stifle this gifted portion of our workforce.

     This resolution asks our company to report to shareholders on the progress we have made and the obstacles we still have to overcome in achieving workplace diversity and eliminating workplace discrimination.

     Be it resolved: A report shall be prepared at reasonable cost by September 1996 excluding confidential information and focusing on the following areas:

       1. Make a copy of the consolidated EEO-1 report for 1993, 1994, and 1995 available to shareholders upon request.

       2. Report the number of discrimination complaints and lawsuits concerning race, gender, and the physically challenged and the cost to the company and shareholders from discrimination lawsuits and alternatives to resolve the issue.

       3. Report any federal audit, corporate management review, letter of compliance with corrective measures enacted to protect the company's government contracts, and legal penalties.

       4. Report on race, ethnicity and gender among top management.

       5. Describe any policies and programs utilizing the purchase of goods and services from minority-and/or female-owned business enterprises.

     THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS THAT THE SHAREHOLDERS OF THE CORPORATION VOTE AGAINST THIS RESOLUTION.
                        -------

CORPORATION'S STATEMENT OF OPPOSITION

     The Corporation believes that its employees should reflect the diversity of the customers and communities it serves. To be competitive the Corporation must attract and retain a diverse work force. The Corporation is fully committed to complying with applicable equal employment opportunity laws. The Corporation provides detailed statistical information on equal employment opportunity to the federal government as required by law. In addition, the various companies of the Corporation are all equal opportunity employers and communicate to their employees information regarding equal employment opportunity and each company's commitment to equal employment opportunity. The Corporation also supports economic development through the use of minority and women-owned contractors and service providers. The Corporation encourages and supports the efforts of all of its employees, suppliers and vendors to adhere to these principles of corporate responsibility. As a result, the Corporation has been recognized nationally for its efforts to promote the diversity of its employees and the communities where they live and work.

     The Corporation believes that the reports and publicity requested by this proposal would not enhance its commitment to equal employment opportunity and creating a diverse workforce. The Corporation's commitment to such programs is part of its ordinary business operations and, consequently, is part of the job responsibilities of each executive. Both management and the Board of Directors are entrusted with the obligation and opportunity to make such programs successful. Providing reports and publicizing certain programs would require time and expense without further enhancing these efforts.

     The affirmative vote of a majority of the shares present and entitled to vote is required for adoption of the resolution. Abstentions are treated as present and entitled to vote and broker non-votes are treated as not present and not entitled to vote.

     THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS THAT THE SHAREHOLDERS OF THE CORPORATION VOTE AGAINST THIS RESOLUTION.
                        -------

                     OUTSTANDING SHARES AND VOTING RIGHTS

     Only holders of Common Stock and Series B ESOP Convertible Preferred Stock of record at the close of business on March 29, 1996 will be entitled to vote at the meeting and any adjournment thereof. At the close of business on such record date, the Corporation had outstanding 72,019,463 shares of Common Stock and 398,650 shares of Series B ESOP Convertible Preferred Stock. Each share of Common Stock has one vote and each share of Series B ESOP Convertible Preferred Stock has ten votes. Common Stock and Series B ESOP Convertible Preferred Stock vote as a single class, except as required by law.

     Set forth below is information regarding equity securities of the Corporation or any of its parents or subsidiaries owned beneficially (as defined by the SEC for proxy purposes) on April 1, 1996 by all directors and nominees, each of the named executive officers and all directors and executive officers of the Corporation as a group:

                                                           AMOUNT AND NATURE
       NAME OF INDIVIDUAL                               OF BENEFICIAL OWNERSHIP                PERCENT
          OR NUMBER OF          TITLE OF       ------------------------------------------         OF
        PERSONS IN GROUP         CLASS          OWNED (2)(3)     OPTIONS (5)       TOTAL        CLASS
       ------------------     ------------     -------------    ------------      -------      -------
Rand V. Araskog                  Common             5,959              718          6,677          *
Livio D. DeSimone                Common             1,850(4)           718          2,568          *
Roger A. Enrico                  Common             4,687              718          5,405          *
William W. George                Common             1,679              718          2,397          *
Roger L. Hale                    Common             1,577              718          2,295          *
Betty Ruth Hollander             Common             5,749              718          6,467          *
Michele J. Hooper                Common               954              718          1,672          *
James A. Johnson                 Common             1,344                0          1,344          *
Mary Patterson McPherson         Common             1,149              718          1,867          *
Stephen W. Sanger                Common                 0                0              0          *
Solomon D. Trujillo              Common               475              718          1,193          *
Robert J. Ulrich (1)             Common            51,156           76,845        128,001(6)       *
John R. Walter                   Common               838              718          1,556          *
Stephen E. Watson (1)            Common            10,726(4)       117,256        127,982(6)       *
Kenneth B. Woodrow (1)           Common             2,111           24,509         26,620(6)       *
Paul W. Sauser (1)               Common             1,015           12,377         13,392(6)       *
Gregg W. Steinhafel(1)           Common               317           14,319         14,636(6)       *
All directors and executive
 officers of the Corporation as
 a group (28 persons)            Common           114,600          331,324        445,924(6)       *

- --------------------
*Less than 1%

(1)  Executive officer.

(2) The persons listed have sole voting and investment power with respect to the shares listed except as follows: Sole voting and investment power: Mr. Araskog, 749 shares; Mr. DeSimone, 750 shares; and Mr. Johnson, 344 shares. The persons listed have shared voting and investment power: Mr. Araskog, 5,210 shares; Mr. DeSimone, 500 shares; and Mr. Johnson 1,000 shares. Restricted Stock owned by directors is listed as sole voting and investment power.

(3) Includes shares of Common Stock held in the Corporation's Supplemental Retirement, Savings, and Employee Stock Ownership Plan as of February 3, 1996.

(4) Includes shares of Common Stock owned as of April 1, 1996 by certain family members as follows: Mr. DeSimone, 600 shares and Mr. Watson, 234 shares as to which shares each named individual disclaims beneficial ownership.

(5) Shares that the named individuals may acquire on or before June 1, 1996 pursuant to options held by them under the Corporation's 1981 Option Plan or its 1995 Director Stock Option Plan.

(6) Ownership of such Preferred Stock is not reflected in the table above. As of February 3, 1996, Mr. Ulrich owned 57 shares of Series B ESOP Convertible Preferred Stock ("Preferred Stock"), Mr. Watson owned 55 shares of Preferred Stock, Mr. Woodrow owned 57 shares of Preferred Stock, Mr. Sauser owned 58 shares of Preferred Stock, Mr. Steinhafel owned 57 shares of Preferred Stock and all directors and executive officers of the Corporation owned 731 shares of Preferred Stock.

The table below sets forth certain information, as to each person or entity known to the Corporation to be the beneficial owner of more than five percent of any class of the Corporation's voting securities:

      NAME AND ADDRESS         TITLE OF     NUMBER OF SHARES     PERCENT
    OF BENEFICIAL OWNER         CLASS      BENEFICIALLY OWNED    OF CLASS
    -------------------        --------    ------------------    --------
FMR Corp.                       Common        5,699,024(1)         7.93%
82 Devonshire Street
Boston, Massachusets 02109

- ---------------------
(1) FMR Corp. ("FMR") reported its beneficial ownership as of December 31, 1995 on a Schedule 13G filed with the Securities and Exchange Commission. The filing indicates that FMR has sole voting power for 153,919 shares, shared voting power for 0 shares, sole dispositive power for 5,699,024 shares and shared dispositive power for 0 shares.

                            ADDITIONAL INFORMATION

POLICY ON CONFIDENTIAL VOTING

     It is the policy of the Corporation that all shareholder meeting proxies, ballots and voting tabulations of a shareholder are to be confidential, if the shareholder has requested confidentiality on the proxy card or ballot.

     If the shareholder so requests, no such document will be available for examination nor will the particular vote of such shareholder be disclosed prior to the tabulation of the final vote at the annual shareholder meeting except (i) to meet applicable legal requirements; or (ii) to allow the independent election inspectors to count and certify the results of the shareholder vote; or (iii) where there is a proxy solicitation in opposition to the Board of Directors, based upon an opposition proxy statement filed with the Securities and Exchange Commission. The independent election inspectors may at any time inform the Corporation whether or not a shareholder has voted.

EQUAL EMPLOYMENT OPPORTUNITY

     The Corporation believes that its employees should reflect the diversity of the customers and communities it serves. To be competitive the Corporation must attract and retain a diverse work force. The Corporation is fully committed to complying with applicable equal employment opportunity laws. The Corporation also supports economic development through the use of minority and women-owned contractors and service providers.

     The Corporation provides detailed statistical information on equal employment opportunity to the federal government as required by law. In addition, the various companies of the Corporation are equal opportunity employers and communicate to their employees information regarding equal employment opportunity.

     The Corporation encourages and supports the efforts of all of its employees, suppliers and vendors to adhere to these principles of corporate responsibility.

GENERAL

     As of the date of this proxy statement, management knows of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the individual voting the proxies.

     Expenses in connection with the solicitation of proxies will be paid by the Corporation. Proxies are being solicited principally by mail and by telephone. Georgeson & Company, Inc. has been retained by the Corporation to act as a proxy solicitor for a fee estimated not to exceed $20,000 plus reimbursement of out-of-pocket expenses. In addition, directors, officers and regular employees of the Corporation may solicit proxies personally, by telephone, by fax or by special letter. The Corporation may reimburse brokerage firms and others for their expenses in forwarding proxy materials to the beneficial owners of shares of the Corporation.

     The Annual Report of the Corporation for the fiscal year ended February 3, 1996, including financial statements, is enclosed.

SHAREHOLDER PROPOSALS

     Any shareholder proposals for the Corporation's 1997 Annual Meeting must be received by the Secretary of the Corporation by December 19, 1996 in order to be included in the proxy statement. Under the Corporation's By-laws, as amended, if a shareholder plans to propose an item of business to be considered at any annual or special meeting of shareholders, that shareholder is required to give notice of such proposal to the Secretary of the Corporation at least 60 days prior to the meeting and to comply with certain other requirements. The proposals also must comply with all applicable statutes and regulations.

                                  By Order of the Board of Directors

                                  JAMES T. HALE
                                  Secretary

Minneapolis, Minnesota
April 18, 1996

- --------------------------------------------------------------------------------

                          DAYTON HUDSON CORPORATION

            Proxy Solicited on Behalf of the Board of Directors for
                  Annual Meeting of Shareholders May 22, 1996

    P
              Robert J. Ulrich, Douglas A. Scovanner and James T. Hale, and each of them, are hereby appointed proxies, with power of substitution to
    R each, to represent and to vote as designated below and on the reverse side hereof, all shares of capital stock of Dayton Hudson Corporation, a Minnesota corporation, held by the undersigned at the Annual Meeting
    O of Shareholders to be held on May 22, 1996, and at any adjournment thereof. This Proxy will be voted as directed, but if no direction is given it will be voted FOR proposals set forth in Items 1 and 2 and
    X AGAINST the proposal set forth in item 3 hereof. The proxies cannot vote your shares unless you sign this card on the reverse side and return this card.
    Y
              For participants in the Supplemental Retirement, Savings and Employee Stock Ownership Plan, this proxy card will constitute voting instructions to the Trustee under this Plan. As a participant in this Plan, the undersigned understands that, in accordance with the terms of the Plan, these instructions shall be held in the strictest confidence by the Trustee and shall not be divulged or released to any person, including officers or employees of the Company. These instructions will be followed as directed, but if no direction is given, the Trustee is instructed to vote FOR proposals set forth in Items 1 and 2 and AGAINST the proposal set forth in item 3 hereof. Shares held in the Plan for which no voting instructions are received by the Trustee will be voted in the same proportion as votes actually
    |     cast by Plan participants.

          (INSTRUCTION: To withhold authority to vote for any named nominee or a substitute nominee designated by the Board of Directors, write that nominee's name or the words "substitute nominee" on the space provided on the reverse side.)
                                                        ----------------
                                                        |  SEE REVERSE |
                                                        |      SIDE    |
                                                        ----------------

- --------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .





                                ANNUAL MEETING

                                      OF

                    DAYTON HUDSON CORPORATION SHAREHOLDERS



                            Wednesday, May 22, 1996
                                 9:30 a.m. CDT
                            The Children's Theatre
                             2400 3rd Avenue South
                            Minneapolis, Minnesota

          ---------------------------------------------------------
          |                                                       |
          | Please present this ADMISSION TICKET at the Annual | | Shareholders' Meeting as verification of your |
          |             Dayton Hudson share ownership.            |
          |                                                       |
          ---------------------------------------------------------

- --------------------------------------------------------------------------------

                                                                |
                                                                |      0361
                                                                |
                                                                --------
        ----- Please mark your
        | X | votes as in this
        ----- example.

    ----------------------------------------------------------------------
        The Board of Directors recommends a vote FOR proposals 1 and 2.
    ----------------------------------------------------------------------

                           FOR          WITHHELD
                          -----           -----
1. Election of Directors  |   |           |   |
                          -----           -----
For, except withhold from the following nominee(s):

- ----------------------------

1. Election of Directors, Nominees:
   Livio D. DeSimone, Roger A. Enrico, William W. George and
   James A. Johnson


                           FOR     AGAINST     ABSTAIN
2. Appointment of Ernst   -----     -----       -----
   & Young as Independent |   |     |   |       |   |
   Auditors               -----     -----       -----


The Board of Directors
recommends a vote AGAINST
the shareholder proposal
regarding:


                           FOR     AGAINST     ABSTAIN
3. Equal Employment and   -----     -----       -----
   Affirmative Action     |   |     |   |       |   |
   Report                 -----     -----       -----

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Mark here if you would like your voting          -----
instructions to be confidential pursuant to the  |   |
Dayton Hudson Corporation Policy on Confidential -----
Voting described in the 1996 Proxy Statement.



Signature(s)                                           Date
             ---------------------------------------         ----------
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign when signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

- --------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

                       [LOGO]  DAYTON HUDSON CORPORATION

                        ANNUAL MEETING OF SHAREHOLDERS

                        ------------------------------
                        |      ADMISSION TICKET      |
                        ------------------------------